Exhibit 10.7

SEVERANCE RIGHTS AGREEMENT

This Severance Rights Agreement (“Agreement”) is made this 12th day of February, 2020 and is by and between Annaly Capital Management, Inc. (“Company”) and Anthony C. Green (“Executive”).

WHEREAS, on February 12, 2020, the Company entered into an Internalization Agreement (the “Internalization Agreement”) by and among (i) the Company, (ii) AMCO Acquisition LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Company, (iii) AMCO Holding Management Company LLC, a Delaware limited liability company (“HoldCo”), (iv) the members of HoldCo (the “HoldCo Members”), (v) AMCO OpCo Holding Company LLC, a Delaware limited liability company (“OpCo Holdings”), (vi) AMCO LP Holding Company LP, a Delaware limited partnership (“ALP”), (vii) AMCO Manager Holdings LLC, a Delaware limited liability company (“AMH”), and (viii) Annaly Management Company LLC, a Delaware limited liability company (“Manager” and, together with OpCo Holdings, ALP and AMH, the “Manager Entities”);

WHEREAS, Executive is an employee of one of Manager Entities; and

WHEREAS, pursuant to the Internalization Agreement, Company will internalize its management and directly or indirectly become Executive’s employer.

NOW THEREFORE, in consideration of the promises and mutual agreements herein set forth, intending to be legally bound, the parties hereby agree as follows:

1.    Term. The term of this Agreement shall commence on the date the transactions provided for in the Internalization Agreement are consummated and expire on the earliest of (a) March 15, 2021; (b) the date on which Company pays Executive a 2020 annual cash bonus; or (c) the termination of Executive’s employment (the “Term”).

2.    Obligations Upon Termination. Other than as specifically set forth or provided in this Agreement and in the employee retention and severance policy applicable to all employees of Company (the “Employee Retention and Severance Policy”), Executive shall not be entitled to any compensation or benefits on or after termination of employment.

(a)    Termination by Company for Cause or Disability; Termination by Executive for any reason other than Good Reason. If Company terminates Executive’s employment for Cause or because of Disability, or Executive terminates employment for any reason other than Good Reason, in each case during the Term, Company shall pay to Executive the Accrued Benefits and no other amount, except that nothing in this Section 2(a) is intended to preclude Executive from receiving a right to accelerated vesting as expressly provided in another Agreement with Executive, or from receiving severance benefits to which Executive is expressly entitled under the terms of the Employee Retention and Severance Policy.

(b)    Termination by Company without Cause or Termination by Executive for Good Reason. If (1) Company terminates Executive’s employment during the Term other than for Cause, or (2) Executive resigns for Good Reason during the Term, then Company shall pay

Executive (A) the Accrued Benefits and (B) all amounts Executive is entitled to pursuant to the Employee Retention and Severance Policy (the “Severance Payment”); provided, however, that in the event the chief executive officer of Company, as of the date of Executive’s termination, was not an employee of a Manager Entity or a director of Company, as of the date of the Internalization Agreement, in lieu of (B), Company shall pay Executive as the Severance Payment the amount set forth on Schedule 1. For the avoidance of doubt, if Executive receives the amount set forth on Schedule 1, Executive shall not be entitled to any amounts under the Employee Retention and Severance Policy. Nothing in this Section 2(b) is intended to preclude Executive from receiving a right to accelerated vesting as expressly provided in another Agreement with Executive.

(c)    Death. If Executive’s employment ends as a result of death during the Term, Company shall pay to Executive’s legal representative or estate, as applicable, the Accrued Benefits and no other amount, except that nothing in this Section 2(c) is intended to preclude Executive from receiving a right to accelerated vesting as expressly provided in another Agreement with Executive, or from receiving severance benefits to which Executive is expressly entitled under the terms of the Employee Retention and Severance Policy.

(d)    Deductions/Withholding. All amounts payable to Executive under this Agreement or otherwise in connection with Executive’s employment shall be reduced by applicable income and employment withholdings or garnishments as determined by Company.

(e)    Timing of Payment of Accrued Benefits. Company shall pay to Executive (or to Executive’s legal representative or estate if termination is because of death) Executive’s Accrued Benefits within 30 days after termination (in the case of earned but unpaid base salary) or in accordance with the terms of Company’s benefit plan or expense reimbursement policy, as applicable.

(f)    Requirement of General Release; Timing of Payment of the Severance Payment. As a condition to receiving the Severance Payment, Executive (or Executive’s legal representative or estate, in the case of death) must execute and deliver a general release of claims in a form acceptable to Company (the “Release”) and the Release must become effective and irrevocable no later than the 60th day after the termination date. The Severance Payment shall be paid in a lump sum within 10 days after the 60th day after Executive’s termination date, or such shorter period as is required by Section 409A, provided that the Release has become effective and irrevocable as required by the preceding sentence.

(g)    Section 409A Savings Provisions. It is intended that this Agreement and the payments and benefits provided under this Agreement shall comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any other provision of this Agreement, payment provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the severance pay exceptions to Section 409A, to the maximum extent possible. Whenever any payment is to be made within a specified period of time under this Agreement, the exact timing of payment within such period shall be determined in the sole discretion of Company. Notwithstanding any provision of this Agreement, Company makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from, the requirements of Section 409A, and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(i)    Separation from Service. Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as nonqualified deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(ii)    Specified Employee Provisions. Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service from Company (a) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Company from time to time), and (b) Company makes a good faith determination that an amount payable on account of such separation from service to Executive constitutes nonqualified deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll period after such Delay Period (or the first payroll period following Executive’s death, if earlier), without interest thereon.

(iii)    Expense Reimbursements. To the extent required by Section 409A, any amount that Executive is entitled to be reimbursed in connection with Executive’s employment will be reimbursed to Executive as promptly as practical as and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.

(h)    No Further Obligations. Except as set forth in this Agreement, Company shall have no further obligation to Executive under this Agreement upon the termination of Executive’s employment.

3.    Definitions.

(a)    “Accrued Benefits” means (i) Executive’s base salary earned through the termination date that has not been paid as of the termination date; (ii) any amounts or benefits owing to Executive or to Executive’s beneficiaries under the then applicable benefit plans of Company; and (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the termination date and which are reimbursable in accordance with Company policy.

(b)    “Cause” means any one or more of the following: (i) a majority of Company’s Board of Directors (the “Board”) reasonably and in good faith determines Executive has committed any breach of fiduciary duty; (ii) a majority of the Board reasonably and in good faith determines Executive has engaged in willful misconduct or gross negligence in connection with Executive’s employment, which is materially and demonstrably injurious to Company; (iii) Executive is convicted of, or pleads guilty or nolo contendere to, any felony or crime of moral turpitude, including fraud, embezzlement or misappropriation of funds; or (iv) a majority of the Board reasonably and in good faith determines Executive has willfully engaged in conduct that materially violates Company’s written policies, as may be amended from time to time, or is materially and demonstrably detrimental to the reputation, character or standing of Company, or otherwise is materially and demonstrably injurious to Company or its affiliates, monetarily or otherwise.

It shall be a condition precedent to the Company’s right to terminate Executive’s service for Cause that, if such breach is susceptible to cure or remedy as determined in the Board’s reasonable discretion, Executive shall be given a period of 30 days from the date of written notice of termination for Cause (describing the events which constitute Cause) to cure or remedy the grounds giving rise to Cause and answer such circumstances for termination in person at a meeting with Company’s representative or in writing, in Executive’s discretion. For the avoidance of doubt, in the case of clause (iii) above, Executive’s service may be terminated immediately without any advance written notice.

(c)    “Disability” means a physical or mental illness or disability that prevents Executive from substantially performing the duties and responsibilities of Executive’s employment for a period of more than three consecutive months or for periods aggregating more than sixteen (16) weeks in any year. Executive agrees, that in the event of any dispute under this subparagraph (c) as to whether a Disability exists and if requested by Company, to submit to a physical examination by a licensed physician selected by mutual agreement between Company and Executive, the cost of such examination to be paid by Company. The written medical opinion of such physician shall be conclusive and binding upon the parties as to whether a Disability exists and the date when such Disability arose. This subparagraph (c) shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.

(d)    “Good Reason” means the occurrence of one or more of the following without Executive’s consent, other than on account of Executive’s Disability:

(i)    A material diminution by Company of Executive’s duties, responsibilities, committee memberships on which the Executive serves, or the supervisor to whom the Executive is required to report;

(ii)    A material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of Company at which Executive is principally employed to a location that increases Executive’s commute to work by more than 50 miles);

(iii)    A material diminution in Executive’s base salary; or

(iv)    Any action or inaction that constitutes a material breach by Company of this Agreement.

Executive must provide written notice of termination for Good Reason to Company within 30 days after the initial occurrence of the event constituting Good Reason. Company shall have a period of 30 days from the date of Executive’s written notice in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notice of termination. If Company does not correct the act or failure to act, Executive’s employment will terminate for Good Reason on the first business day following Company’s 30-day cure period. A resignation for Good Reason shall not fail to be treated as a termination during the Term if the event constituting Good Reason occurs during the Term but Executive’s notice of termination is given and the 30-day cure period ends after the last day of the Term.

4.    Dispute Resolution. Company and Executive agree that any dispute arising as to the parties’ rights and obligations hereunder shall be resolved by confidential binding arbitration in accordance with the rules of the Judicial Arbitration & Mediation Services, Inc. (JAMS). Such arbitration will take place in the City of New York. The arbitrator shall be empowered to decide the arbitrability of all disputes, and shall apply the substantive federal, state, or local law and statute of limitations governing any dispute submitted to arbitration and any arbitration demand must be filed within the applicable limitations period for the claim or claims asserted. In ruling on any dispute submitted to arbitration, the arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such dispute. The arbitrator shall issue a written decision that shall include the essential findings and conclusions on which the decision is based (a standard award). Each party consents to the jurisdiction of the state of New York for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. The award entered by the arbitrator shall be final and binding on all parties to arbitration, and may be entered in any court of competent jurisdiction. The parties shall equally bear all fees and costs unique to the arbitration forum (e.g., filing fees, transcript costs and arbitrator’s fees), except as provided otherwise in statutory claims. The parties shall be responsible for their own attorneys’ fees and costs, except as provided otherwise in statutory claims.

5.    Successors and Assigns. This Agreement is personal in its nature and Executive cannot assign it without Company’s written consent. Company may assign this Agreement to any successor in interest and any of its consolidated subsidiaries.

6.    Notices. Any notice required or permitted to be given to Executive pursuant to this Agreement shall be sufficiently given if sent to Executive by registered or certified mail addressed to Executive at Executive’s home address as reflected in Company’s records at the time of such notice, or at such other address as Executive shall designate by written notice to

Company, and any notice required or permitted to be given to Company pursuant to this Agreement shall be sufficiently given if sent to Company by registered or certified mail addressed to it at 1211 Avenue of the Americas, 41st Floor, New York, NY 10036 Attention: Chief Legal Officer, or at such other address as it shall designate by notice to Executive.

7.    No Waiver. Company’s or Executive’s failure at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.    Severability. If any provision of this Agreement is adjudged to be invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of this Agreement, and the provision shall be reformed to the fullest extent possible or if reformation of such provision is deemed impossible such provision shall be severed from this Agreement, but the remainder of this Agreement shall remain in full force and effect.

9.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the subject matter hereof, other than (a) any employment agreement entered into between Executive and Company, (b) the Employee Retention and Severance Policy, (c) any Restricted Stock Unit award agreements between Executive and Company, and (d) any separate Indemnification Agreement entered into between Company and Executive and any indemnification obligations set forth in Company’s bylaws. This Agreement may be changed only by a written document signed by Executive and Company.

10.    Amendment. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

11.    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the state of New York, without regard to its conflicts of law principles.

12.    Jurisdiction and Venue. The parties agree that any dispute between the parties that is determined to be not subject to arbitration pursuant to Section 4 shall be subject to exclusive jurisdiction and venue in the courts of the City of New York.

13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

ANNALY CAPITAL MANAGEMENT, INC.

/s/ Thomas Hamilton
Name:	Thomas Hamilton
Title:	Chair of the Board of Directors
Date:	February 12, 2020

EXECUTIVE

/s/ Anthony C. Green
Name:	Anthony C. Green
Date:	February 12, 2020

SCHEDULE 1

$7,050,000 plus any unpaid portion of the Executive’s 2020 salary, which 2020 salary on an annual basis is $750,000.